                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


         Filed by the registrant   [x]

         Filed by a party other than the registrant   [ ]

         Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [x]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     FIRST TENNESSEE NATIONAL CORPORATION
    -----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [x]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     (1)    Title of each class of securities to which transaction applies:
                                                                           ----

     (2)    Aggregate number of securities to which transactions applies:
                                                                         ------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

     (4)    Proposed maximum aggregate value of transaction:
                                                              ------------------

     (5)    Total fee paid:
                            ----------------------------------------------------

     [ ]    Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount previously paid:
                                     -------------------------------------------

     (2)    Form, Schedule or Registration Statement No.:
                                                           ---------------------

     (3)    Filing party:
                           -----------------------------------------------------

     (4)    Dated filed:
                          ------------------------------------------------------

[Logo FIRST TENNESSEE ]



TO THE SHAREHOLDERS OF
FIRST TENNESSEE NATIONAL CORPORATION:



     In connection with the annual meeting of shareholders of your Corporation to be held on April 15, 1997, we enclose a notice of annual shareholders' meeting, a proxy statement, and a form of proxy.

     At the meeting, you will be asked to elect four Class I directors to serve until the 2000 annual meeting of shareholders and two Class II directors to serve until the 1998 annual meeting of shareholders, or until their successors are duly elected and qualified, approve the Corporation's Amended and Restated Management Incentive Plan, and ratify the appointment of Arthur Andersen LLP as the Corporation's independent auditors for 1997. Information about these matters is contained in the attached proxy statement.

     Detailed information relating to the Corporation's activities and operating performance during 1996 is contained in the Annual Report to Shareholders of the Corporation, which is being mailed to you with this proxy statement, but is not a part of the proxy soliciting material. If you do not receive or have access to the 1996 Annual Report, please notify the Treasurer, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee 38101,
(901) 523-5630.

     You are cordially invited to attend the annual meeting of shareholders in person. We would appreciate your completing the enclosed form of proxy so that your shares can be voted in the event that you are unable to attend the meeting. If you are present at the meeting and desire to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to the balloting. We urge you to return your proxy card in the postage-paid envelope as soon as possible.

Sincerely yours,

/s/ Ralph Horn
----------------
Ralph Horn
Chairman of the Board,
President and Chief Executive Officer

                      FIRST TENNESSEE NATIONAL CORPORATION

                               165 Madison Avenue
                            Memphis, Tennessee 38103

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                 April 15, 1997

     The annual meeting of shareholders of First Tennessee National Corporation will be held on April 15, 1997, at 10:00 a.m., local time, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee. The items of business are:

     1. Election of four Class I directors to serve until the 2000 annual meeting of shareholders and two Class II directors to serve until the 1998 annual meeting of shareholders, or until their successors are duly elected and qualified.

     2. Approval of the Corporation's Amended and Restated Management Incentive Plan.

     3.     Ratification of appointment of auditors.

     These items are described more fully in the following pages, which are made a part of this notice. The close of business February 21, 1997, is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

     Management would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted.


/s/ Lenore S. Creson
--------------------
Lenore S. Creson
Secretary
Memphis, Tennessee
March 12, 1997

                               IMPORTANT NOTICE

                TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION

                               165 Madison Avenue
                            Memphis, Tennessee 38103

GENERAL

         The following statement, first mailed to shareholders on or about March 12, 1997, is furnished in connection with the solicitation by the Board of Directors of First Tennessee National Corporation (the "Corporation" or "FTNC") of proxies to be used at the annual meeting of the shareholders of the Corporation to be held on April 15, 1997, at 10:00 a.m. local time in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof.

         The accompanying form of proxy is for use at the meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

         1. Election of four Class I directors to serve until the 2000 annual meeting of shareholders and two Class II directors to serve until the 1998 annual meeting of shareholders, or until their successors are duly elected and qualified.

         2. Approval of the Corporation's Amended and Restated Management Incentive Plan.

         3.      Ratification of appointment of auditors.

         The entire cost of soliciting these proxies will be borne by the Corporation. In following up the original solicitation of the proxies by mail, the Corporation may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, the Corporation may also use several of its regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation.

         The common stock of the Corporation is its only class of voting securities. There were 64,350,661 shares of common stock outstanding and entitled to vote as of February 21, 1997, the record date for the annual shareholders' meeting. Each share is entitled to one vote. A majority of the votes entitled to be cast at the annual meeting constitutes a quorum for purposes of the meeting. With respect to the election of directors, a plurality of the votes cast is required to elect the nominees as directors.
With respect to the Corporation's Amended and Restated Management Incentive
Plan and the ratification of the appointment of auditors, to approve each item the votes cast in favor of the item must exceed the votes cast in opposition to it. An "abstention" will be considered present for quorum purposes, but will not otherwise have any effect on either of the vote items. Broker "non-votes" will not be considered present for quorum purposes but will not otherwise have any effect on either of the vote items.

         On December 31, 1996, no person was known by management of the Corporation to own beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of the Corporation's common stock.

         The following table sets forth certain information as of December 31, 1996, concerning beneficial ownership of the Corporation's common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

                             Stock Ownership Table


      =========================================================================
                                      Amount and Nature
              Name of              of Beneficial Ownership            Percent
         Beneficial Owner           (Number of Shares)(1)             of Class
      -------------------------------------------------------------------------
      Robert C. Blattberg               17,584 (2) (5)                  0.03
      -------------------------------------------------------------------------
      Carlos H. Cantu                    6,985 (2) (5)                  0.01
      -------------------------------------------------------------------------
      George E. Cates                   10,479 (2) (5)                  0.02
      -------------------------------------------------------------------------
      J. Kenneth Glass                 145,655 (3) (4)                  0.22
      -------------------------------------------------------------------------
      James A. Haslam, III              11,548 (2) (5)                  0.02
      -------------------------------------------------------------------------
      Ralph Horn                       529,486 (3) (4)                  0.79
      -------------------------------------------------------------------------
      John C. Kelley, Jr.              167,334 (3) (4)                  0.25
      -------------------------------------------------------------------------
      George P. Lewis                  210,071 (3) (4)                  0.31
      -------------------------------------------------------------------------
      R. Brad Martin                     9,785 (2) (5)                  0.01
      -------------------------------------------------------------------------
      Joseph Orgill, III               136,684 (2) (5)                  0.21
      -------------------------------------------------------------------------
      Vicki G. Roman                    17,190 (2) (5)                  0.03
      -------------------------------------------------------------------------
      Michael D. Rose                   35,613 (2) (5)                  0.05
      -------------------------------------------------------------------------
      William B. Sansom                 21,638 (2) (5)                  0.03
      -------------------------------------------------------------------------
      Gordon P. Street, Jr.             16,166 (2) (5)                  0.02
      -------------------------------------------------------------------------
      Elbert L. Thomas, Jr.             54,456 (3) (4)                  0.08
      -------------------------------------------------------------------------
      Directors and Executive
      Officers as a Group (20
      persons)                       1,861,386 (3) (4)                  2.76
      =========================================================================

      [Notes to table are on page 3.]

(1) The respective directors and officers have sole voting and investment powers with respect to all of such shares except as specified in note
         (2) and note (4). All share amounts have been adjusted to reflect the 2-for-1 stock split that was paid February 16, 1996.

(2) Includes 1,800 shares of restricted stock (3,000 shares as to Messrs. Cantu, Cates and Haslam and 2,400 shares as to Mr. Martin and Ms. Roman) with respect to which each nonemployee director possesses sole voting power, but no investment power.

(3)      Includes 64,032; 185,674; 69,477; 24,798; 24,389; and 642,189 shares as to which Messrs. Glass, Horn, Kelley, Lewis and Thomas and the directors and executive officers group, respectively, have the right to acquire beneficial ownership within 60 days through the exercise of Corporation stock options. Also includes shares held at December 31, 1996, for 401(k) Savings Plan accounts.

(4)      Includes 28,636; 75,000; 28,636; 19,206; 17,672 ; and 244,244 shares of restricted stock with respect to which Messrs. Glass, Horn, Kelley, Lewis, Thomas and the director and executive officer group, respectively, have sole voting power but no investment power.

(5) Includes the following shares as to which the named nonemployee directors have the right to acquire beneficial ownership within 60 days through the exercise of Corporation stock options: Dr. Blattberg
         - 14,404; Mr. Cantu - 3,954; Mr. Cates - 5,448; Mr. Haslam - 3,777;
         Mr. Martin - 530; Mr. Orgill - 15,606; Ms. Roman - 14,136; Mr. Rose - 12,933; Mr. Sansom - 17,779; and Mr. Street - 12,716.

ITEM NO. 1 - ELECTION OF DIRECTORS

         The Board of Directors is divided into three Classes with the term of office of each Class expiring in successive years. The term of Class I directors expires at this annual meeting. The terms of Class II and Class III directors expire as stated below. The Board of Directors proposes the election of four Class I directors and two Class II directors. The two Class II directors were elected by the Board of Directors in December of 1996, and pursuant to state law, they have been nominated for election by the shareholders at the annual meeting. Each director elected at the meeting will hold office until the specified annual meeting of shareholders and until his or her successor shall be elected and qualified.

         Should any of the nominees proposed by the Board of Directors be unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as management may recommend, unless the Board should determine to reduce the number of directors pursuant to the Bylaws.

         Certain information about the nominees and directors (including age, current principal occupation which has continued for at least five years unless otherwise indicated, name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies, and year first elected to the Corporation's Board) is provided below. All directors of the Corporation are also directors of First Tennessee Bank National Association (the "Bank" or "FTB"), which is the Corporation's principal operating subsidiary.

                             NOMINEES FOR DIRECTOR
                                    Class I
             For A Three-Year Term Expiring at 2000 Annual Meeting

R. BRAD MARTIN (45) is Chairman of the Board and Chief Executive Officer of Proffitt's, Inc., Knoxville, Tennessee, a retail merchandising company. Mr. Martin is a director of two other public companies, Harrah's Entertainment, Inc. and Sports and Recreation, Inc. He has been a director since 1994 and is Chairman of the Human Resources Committee.

JOSEPH ORGILL, III (59) is Chairman of the Board of Orgill, Inc., Memphis, Tennessee, wholesale hardware distributors. Prior to January 1996, Orgill, Inc., was a subsidiary of West Union Corporation, Memphis, Tennessee, of which Mr. Orgill remains Chairman of the Board. Mr. Orgill has been a director since 1969.

VICKI G. ROMAN (43) is Corporate Vice President and Treasurer of Coca-Cola Enterprises Inc., Atlanta, Georgia, bottler of soft drink products. Prior to February, 1992 she was Assistant Treasurer. Ms. Roman has been a director since 1993 and is Chairperson of the Audit Committee.

WILLIAM B. SANSOM (55) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a diversified wholesale distribution firm serving the food, gas, oil and industrial markets in the Southeast. He is a director of one other public company, Martin Marietta Materials. Mr. Sansom has been a director since 1984 and is a member of the Human Resources Committee.

                                    Class II
              For a One-Year Term Expiring at 1998 Annual Meeting

J. KENNETH GLASS (50) is President-Tennessee Banking Group of the Bank and Executive Vice President of the Corporation. Mr. Glass has been an Executive Vice President of the Corporation since 1995. Prior to 1993 he was Executive Vice President of the Bank and Tennessee Banking Group Manager. Mr. Glass has been a director since December 17, 1996.

JOHN C. KELLEY, JR. (53) is President-Memphis Banking Group of the Bank and Executive Vice President of the Corporation. Mr. Kelley has been an Executive Vice President of the Corporation since 1991. Prior to 1993 he was Executive Vice President of the Bank and Corporate Services Group Manager. Mr. Kelley has been a director since December 17, 1996.

                              CONTINUING DIRECTORS
                                    Class II
                      Term Expiring at 1998 Annual Meeting

ROBERT C. BLATTBERG (54) is the Polk Brothers Distinguished Professor of Retailing, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois. Prior to

September 1991, he was Professor of Marketing at the University of Chicago. Dr. Blattberg is a director of one other public company, Factory Card Outlet of America. Dr. Blattberg has been a director since 1984 and is a member of the Audit Committee.

MICHAEL D. ROSE (55) is Chairman of the Board of Promus Hotel Corporation, Memphis, Tennessee, a franchisor and operator of hotel brands. Prior to January 1997, Mr. Rose was also Chairman of the Board of Harrah's Entertainment, Inc. Prior to June 30, 1995, Mr. Rose was Chairman of The Promus Companies Incorporated, and prior to April 1994, its Chief Executive Officer. Mr. Rose is a director of three other public companies, General Mills, Inc., Ashland, Inc. and Darden Restaurants, Inc. Mr. Rose has been a director since 1984 and is a member of the Human Resources Committee.

GORDON P. STREET, JR. (58) is Chairman of the Board, Chief Executive Officer, and President of North American Royalties, Inc., Chattanooga, Tennessee, a manufacturer of gray iron castings and producer of oil and natural gas. He has been a director since 1980 and is a member of the Audit Committee.

                                   Class III
                             Term Expiring at 1999
                                 Annual Meeting

CARLOS H. CANTU (63) is President and Chief Executive Officer of The ServiceMaster Company L.P., Downers Grove, Illinois, a company that provides consumer services and supportive management services. Prior to January 1994, he was President and CEO of ServiceMaster Consumer Services LP. Mr. Cantu is a director of one other public company, Haggar Corporation. Mr. Cantu has been a director since April 16, 1996 and is a member of the Human Resources Committee.

GEORGE E. CATES (59) is Chairman of the Board and Chief Executive Officer of Mid-America Apartment Communities, Inc., ("Mid-America") Memphis, Tennessee, a real estate investment trust. Prior to January 1994, Mr. Cates was Chairman and Chief Executive Officer of the Cates Co., Inc., Mid-America's predecessor. Mr. Cates has been a director of the Corporation since April 16, 1996.

JAMES A. HASLAM, III (42) is Chief Executive Officer and Chief Operating Officer of Pilot Corporation, Knoxville, Tennessee, a national retail operator of convenience stores and travel centers. Mr. Haslam is a director of one other public company, Plasti-Line, Inc. Mr. Haslam has been a director since April 16, 1996 and is a member of the Audit Committee.

RALPH HORN (55) is Chairman of the Board, President, and Chief Executive Officer of the Corporation and the Bank. Mr. Horn was elected President, Chief Operating Officer, and a Director of the Corporation in August 1991, Chief Executive Officer in April 1994, and Chairman of the Board, effective January 1, 1996. Mr. Horn is a director of one other public company, Harrah's Entertainment, Inc.

                   The Board of Directors and its Committees

         During 1996, the Board of Directors of the Corporation held five meetings. The average attendance at Board and committee meetings exceeded 94%. No director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served.

         The Board has several standing committees, two of which are the Audit Committee and the Human Resources Committee. The latter committee serves as both a nominating committee and a compensation committee. The Audit Committee and the Human Resources Committee are each composed of directors who are not employees of the Corporation. Directors currently serving on each of these committees are Messrs. Blattberg, Haslam, and Street and Ms. Roman as to the Audit Committee and Messrs. Cantu, Martin, Rose and Sansom as to the Human Resources Committee.

         The Audit Committee is responsible for causing audits and examinations of the Corporation to be made by independent auditors and supervising the Corporation's internal audit program. The Committee approves, subject to shareholder ratification, the engagement of the Corporation's independent auditors and reviews the scope and results of their examination. Other committee functions include review of the Corporation's internal controls and the Corporation's annual report to the SEC and proxy materials. During 1996 the Audit Committee held five meetings.

         As a nominating committee, the Human Resources Committee primarily considers recommendations for nominees to the Board of Directors, reviews the performance of incumbent directors and senior officers in determining whether to recommend them to the Board of Directors for reelection, reviews succession plans, and between annual meetings elects persons to offices except the Chairman, CEO and President. As a compensation committee, the Human Resources Committee's primary functions include recommending to the Board major policies concerning compensation, reviewing periodically the Corporation's compensation and management of its human resources, fixing the compensation of executive officers, reviewing remuneration structures for non-executive officers, and making recommendations to the Board concerning compensation arrangements for directors and adoption or amendment of employee benefit and management compensation plans. During 1996 the Human Resources Committee held five meetings.

         It is the practice of the Corporation to encourage communication between management and shareholders. Management in turn communicates appropriate information to the Board. The Human Resources Committee, as a committee of the Board, follows this procedure in considering nominations for directorships and does not receive nominations directly from shareholders.

SHAREHOLDER PROPOSALS

         Shareholders' proposals intended to be presented at the 1998 annual meeting of the Corporation must be received by the Corporate Secretary, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than November 12, 1997, for inclusion in the proxy statement and form of proxy relating to that meeting.

         In addition, section 7 of Article III and Section 11 of Article II of the Corporation's Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholder meeting must comply with certain procedures, which require written notification to the Corporation, generally not less than 30 nor more than 60 days prior to the date of the shareholder meeting; provided that if fewer than 40 days' notice or public disclosure of the shareholder meeting date has been given to shareholders, then the shareholder notification must be received by the Corporation not later than 10 days after the earlier of the date notice of the shareholder meeting was mailed or publicly disclosed. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal.

EXECUTIVE COMPENSATION

         The Summary Compensation Table provides information for the years indicated about the Chief Executive Officer ("CEO") and the other four most highly compensated executive officers of the Corporation. The amounts include all compensation earned during each year, including amounts deferred, by the named officers for all services rendered in all capacities to the Corporation and its subsidiaries. Information is provided for each entire year in which an individual served during any portion of the year as an executive officer. Additional information is provided in tabular form below about option grants and exercises in 1996, year-end option values, and pension benefits, along with a report of the Board's Human Resources Committee on executive compensation and certain other information concerning compensation of executive officers and directors.

                          Summary Compensation Table

---------------------------------------------------------------------------------------------------------------
                                               Annual Compensation                 Long-Term Compensation
                                        -----------------------------------       --------------------------
                                                                                          Awards (3)
---------------------------------------------------------------------------------------------------------------
            (a)             (b)           (c)           (d)              (e)           (f)            (g)
                                                                                                  Securities
           Name                                                         Other       Restricted      Underlying
            and                                                         Annual        Stock         Options/
         Principal                       Salary        Bonus         Compensation    Award(s)          SARs
         Position           Year          ($)           ($)              ($)         ($) (1)        (#) (2)
         --------           ----          ---           ---              ---         -------        -------
---------------------------------------------------------------------------------------------------------------
  Ralph Horn                1996       $497,866(4)   $224,040        $  10,560     $        0         54,013 (4)
  Chairman, President &     1995        457,241       222,905           20,874 (5)          0              0
  CEO                       1994        421,854       210,927            6,646      1,715,625         21,516
  FTNC and FTB
---------------------------------------------------------------------------------------------------------------
  J. Kenneth Glass          1996        316,461       123,040            6,760        536,796         15,538
  President-Tennessee       1995        245,692       102,407           14,568 (5)          0              0
  Banking Grp.-FTB          1994        221,558        94,716            8,196              0          5,118
---------------------------------------------------------------------------------------------------------------
  John C. Kelley, Jr.       1996        310,961       120,902            6,720        536,796         15,271
  President-Memphis         1995        240,192       104,330           14,568 (5)          0              0
  Banking Grp.-FTB          1994        216,154        91,431 (4)        8,196              0         10,830 (4)
---------------------------------------------------------------------------------------------------------------
  George P. Lewis           1996        205,519        74,912                0        320,046          6,704
  Exec. Vice Pres.,         1995        195,733        84,418                0              0              0
  Manager Money Mgmt.       1994        186,087        71,702                0              0          4,094
  Grp.-FTB
---------------------------------------------------------------------------------------------------------------
  Elbert L. Thomas, Jr.     1996        190,000 (4)    76,950                0        320,046         23,914 (4)
  Exec. Vice Pres. &        1995        145,603        60,689                0        170,642              0
  CFO                       1994            N/A           N/A              N/A            N/A            N/A
  FTNC & FTB (6)
---------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------
                               Payouts
                              ----------
--------------------------------------------------------------
            (a)                   (h)               (i)

           Name
            and                  LTIP             All Other
         Principal             Payouts          Compensation
         Position                 $               ($) (7)
         --------             ----------          -------
--------------------------------------------------------------
  Ralph Horn                     $0               $ 146,322
  Chairman, President &           0                 217,291
  CEO                             0                 240,091
  FTNC and FTB
--------------------------------------------------------------
  J. Kenneth Glass                0                  88,310
  President-Tennessee             0                 103,520
  Banking Grp.-FTB                0                  87,375
--------------------------------------------------------------
  John C. Kelley, Jr.             0                 105,483
  President-Memphis               0                 109,897
  Banking Grp.-FTB                0                  89,661
--------------------------------------------------------------
  George P. Lewis                 0                  26,735
  Exec. Vice Pres.,               0                  31,366
  Manager Money Mgmt.             0                  36,139
  Grp.-FTB
--------------------------------------------------------------
  Elbert L. Thomas, Jr.           0                  10,716
  Exec. Vice Pres. &              0                   8,573
  CFO                           N/A                     N/A
  FTNC & FTB (6)
--------------------------------------------------------------

(1) Restricted stock awards are valued on the basis of the fair market value of a share of stock on the date of the award: $29.53 (1/16/96), $20.81 (2/28/95), and $19.06 (1/18/94). On December 31, 1996, the
         named officers held the following shares of restricted stock with market values as indicated: Mr. Horn - 75,000 shares ($2,812,500); Mr. Glass - 28,636 shares ($1,073,850); Mr. Kelley - 28,636 shares
         ($1,073,850); Mr. Lewis - 19,206 shares ($720,225); - Mr. Thomas -
         17,672 shares ($662,700). Dividends are paid on restricted stock at the same rate as all other shares of the common stock of the Corporation. The number of shares of restricted stock awarded to Mr. Horn on January 18, 1994 was 90,000 shares. Such shares vested in one-sixth increments on March 1, 1996 and February 28, 1997 and will vest at the same rate in April of each of the next four years if corporate performance criteria established by the Human Resources Committee are met (such criteria were met for the first two performance periods); otherwise, such shares vest April 21, 2004. Mr. Thomas was awarded 8,200 shares of restricted stock on February 28, 1995. One-third of such shares vested on February 28, 1997 and one-third will vest on April 21, 1998 and 1999 if corporate performance criteria are met (such criteria were met for the first performance period); otherwise, such shares vest February 1, 2005.

(2) All amounts represent shares subject to option. No stock appreciation rights (SAR's) were awarded.

(3) All share amounts and share values have been revised to reflect the two-for-one stock split, paid February 16, 1996 to shareholders of record February 2, 1996.

(4) In 1995 Mr. Horn elected to receive a deferred compensation stock option in lieu of $100,000 of salary earned for 1996. The amount in column (c) for 1996 includes this amount, in lieu of which an option for 21,692 shares was granted. In 1993 Mr. Kelley elected to receive a deferred compensation stock option in lieu of a portion of his bonus earned for 1994. Although the option was granted in 1995, it is included in column (g) on the "1994" line because it represents compensation earned for 1994. The amount in column (d) for 1994 includes the amount of bonus compensation ($59,431) in lieu of which an option for 5,712 shares was granted. In 1995 Mr. Thomas elected to receive a deferred compensation stock option in lieu of $90,000 of salary earned for 1996. The amount in column (c) for 1996 includes this amount, in lieu of which options for 9,371 shares and 8,402 shares were granted on 7-1-96 and 1-1-97, respectively.

(5) The amounts in column (e) for all years represent automobile allowance tax gross-up payments. In late 1995 it was determined that the payment for 1996, generally paid in January, would be accelerated to December of 1995. Thus, the 1995 amount reflects the gross-up amount for two years.

(6) Mr. Thomas was elected Executive Vice President and Chief Financial Officer as of February 6, 1995. No information is provided for Mr. Thomas for 1994 because he did not serve as an executive officer of the Corporation during any portion of that year.

(7) Elements of "All Other Compensation" for 1996 consist of the following:

        ============================================================================================
                               Mr. Horn       Mr. Glass    Mr. Kelley     Mr. Lewis     Mr. Thomas
        --------------------------------------------------------------------------------------------
          Above MktRate:        $67,816         $51,363       $53,911        $2,311        $     0
        --------------------------------------------------------------------------------------------
          SurBen/SERP:           54,289          17,397        32,022        14,524            865
        --------------------------------------------------------------------------------------------
          Flex $:                 5,400           5,400         5,400         5,400          5,351
        --------------------------------------------------------------------------------------------
          401(k) Match:           4,500           4,500         4,500         4,500          4,500
        --------------------------------------------------------------------------------------------
          Auto Allowance:        14,317           9,650         9,650             0              0
        --------------------------------------------------------------------------------------------
          Total:               $146,322         $88,310      $105,483       $26,735        $10,716
        ============================================================================================

         "Above Mkt Rate" represents above-market interest accrued on deferred compensation.

         "Sur Ben/SERP" represents insurance premiums with respect to the Corporation's supplemental life insurance and excess pension plans. Under the Survivor Benefits Plan a benefit of 2 1/2 times final annual base salary is paid upon the participant's death prior to retirement (or 2 times final salary upon death after retirement).

         "Flex $" represents the Corporation's contribution to the Flexible Benefits Plan, based on salary, service and corporate performance.

         "401(k) Match" represents the Corporation's 50% matching contribution to the 401(k) Savings Plan, which is based on the amount contributed by the participant, up to 6% of compensation.



         The following table provides information about stock options granted to the officers named in the Summary Compensation Table during 1996. No SAR's were granted during 1996.

                  Option/SAR Grants in Last Fiscal Year Table

         Individual Grants
=============================================================================================================================
    (a) Name          (b) Number of         (c) % of Total     (d) Exercise     (e) Expiration      (h) Alternatives to
        ----              ---------             ----------         --------         ----------          ---------------
                       Securities            Options/SARs      or Base Price         Date           (f) and (g):  Grant
                       ----------            ------------      -------------         ----           -------------------
                       Underlying             Granted to        ($/sh) (1)                             Date Value.
                       ----------             ----------        ----------                             ------------
                      Options/SARs           Employees in                                           Grant Date Present
                      ------------           ------------                                           ------------------
                     Granted (#) (1)         Fiscal Year                                                 Value ($)
                     ---------------         -----------                                                 ---------
----------------------------------------------------------------------------------------------------------------------------
   Mr. Horn                 32,321               1.61              30.94            4-18-06            156,757  (3)
----------------------------------------------------------------------------------------------------------------------------
   Mr. Horn                 21,692 (2)           1.08              26.14 (2)         7-1-16            192,191  (4)
----------------------------------------------------------------------------------------------------------------------------
   Mr. Glass                15,538               0.77              30.94            4-18-06             75,359  (3)
----------------------------------------------------------------------------------------------------------------------------
   Mr. Kelley               15,271               0.76              30.94            4-18-06             74,064  (3)
----------------------------------------------------------------------------------------------------------------------------
   Mr. Lewis                 6,704               0.33              30.94            4-18-06             32,514  (3)
----------------------------------------------------------------------------------------------------------------------------
   Mr. Thomas                6,141               0.31              30.94            4-18-06             29,784  (3)
----------------------------------------------------------------------------------------------------------------------------
   Mr. Thomas                9,371 (2)           0.47              26.14 (2)         7-1-16             83,027  (4)
=============================================================================================================================

         (1) All share amounts and prices reflect the two-for-one stock split, paid February 16, 1996 to shareholders of record February 2, 1996.
         All options except those marked with footnote (2) were granted April 18, 1996 and vest 50% after four years from the date of grant and 100% after five years, with accelerated vesting if certain performance criteria are met. No SAR's were granted. The exercise price per share equals the fair market value of one share of Corporation common stock on the date of grant. Under the terms of all options, including those marked with footnote (2), participants are permitted to pay the exercise price of the options with Corporation stock; the option plan provides for tax withholding rights upon approval of the plan committee; and upon a Change in Control (as defined in the subsection entitled "Employment Contracts and Termination of Employment and Change-in-Control Arrangements), all options vest.

         (2) Mr. Horn's and Mr. Thomas's options were granted on July 1, 1996 in lieu of $100,000 of Mr. Horn's 1996 salary and $43,200 of Mr. Thomas's 1996 salary and vest 100% at the time of grant. No SAR's were granted. The exercise price per share equals 85% of the fair market value ($30.75) of one share of Corporation common stock on the grant date.

         (3) A variation of the Black-Scholes option pricing model has been used. The following assumptions were made for purposes of calculating the Grant Date Value of the options granted 4-18-96: an exercise price of $30.94; an option term of 10 years; an interest rate of 6.51%; volatility of 17.46%; a dividend yield of 3.43%; a 24.2% of reduction to reflect the probability of forfeiture due to termination prior to vesting; and 12.8% reduction to reflect the probability of a shortened option term due to termination prior to the option expiration date. The actual value, if any, realized by a participant upon the exercise of an option may differ and will depend on the future market value of the Corporation's common stock.

         (4) A variation of the Black-Scholes option pricing model has been used. The following assumptions were made for purposes of calculating the Grant Date Value of the options granted 7-1-96: an exercise price of $26.14; an option term of 20 years; an interest rate of 6.87%; volatility of 17.66%; a dividend yield of 3.45%; no reduction (due to immateriality) to reflect the probability of forfeiture due to termination prior to vesting; and a 9.62% reduction to reflect the probability of a shortened option term due to termination prior to the option expiration date. The actual value, if any, realized by a participant upon the exercise of an option may differ and will depend on the future market value of the Corporation's common stock.

         The following table provides information about stock options and SAR's held at December 31, 1996, and exercises during 1996 by the officers named in the Summary Compensation Table. The values in column (e) reflect the spread between the market value at December 31, 1996 of the shares underlying the option and the exercise price of the option.

            Aggregated Option/SAR Exercises in Last Fiscal Year and
                    Fiscal Year-End Option/SAR Values Table


             =====================================================================================================
                (a)                (b)                  (c)                   (d)                     (e)
              ---------------------------------------------------------------------------------------------------
                                                                            Number of               Value of
                                                                            Securities             Unexercised
                                                                            Underlying            In-the-Money
                                                                           Unexercised           Options/SARs at
                                                                         Options/SARs at           FY-End ($)
                                                                            FY-End (#)
              ---------------------------------------------------------------------------------------------------
                              Shares Acquired           Value              Exercisable/           Exercisable/
                Name        on Exercise (#) (2)      Realized ($)      Unexercisable(1)(2)      Unexercisable (1)
                ----        -------------------      ------------      -------------------      -----------------
             Mr. Horn              4,706               $102,626           153,353/49,312       $3,618,876/$531,652
             -----------------------------------------------------------------------------------------------------
             Mr. Glass             5,882                123,493            48,494/25,774       $1,362,211/$360,627
             -----------------------------------------------------------------------------------------------------
             Mr. Kelley            4,706                 99,097            54,206/25,507       $1,158,377/$358,809
             -----------------------------------------------------------------------------------------------------
             Mr. Lewis             4,000                 90,800            18,094/10,092         $480,119/$108,128
             -----------------------------------------------------------------------------------------------------
             Mr. Thomas             N/A                   N/A               18,248/8,566          $334,838/$86,286
             =====================================================================================================

(1) No SAR's are attached to any of the options in the table. Option values are based on $37.75 per share, the average of the high and low sales price on 12/31/96.

(2) All share amounts reflect the two-for-one stock split, paid February 16, 1996 to shareholders of record February 2, 1996.

         The following table provides information about estimated combined benefits under both the Corporation's Pension Plan and Pension Restoration Plan.

                               Pension Plan Table


              ===========================================================================================
                 Covered
               Compensation                                Years of Service*
              -------------------------------------------------------------------------------------------
                                 15 Yrs.       20 Yrs.      25 Yrs.     30 Yrs.      35 Yrs.     40 Yrs.
              -------------------------------------------------------------------------------------------
                $100,000         $41,809       $50,757      $59,702     $63,708      $67,718     $71,729
                 150,000          56,611        70,495       84,375      90,845       97,322     103,800
                 200,000          71,413        90,233      109,047     117,892      126,926     135,871
                 250,000          86,215       109,971      133,720     145,119      156,530     167,942
                 300,000         101,017       129,709      158,392     172,256      186,134     200,013
                 350,000         115,819       149,447      183,065     199,393      215,738     232,084
                 400,000         130,621       169,185      207,737     226,530      245,342     264,155
                 450,000         145,423       188,923      232,410     253,667      274,946     296,226
                 500,000         160,225       208,661      257,082     280,804      304,550     328,297
                 550,000         175,027       228,399      281,755     307,941      334,154     360,368
                 600,000         189,829       248,137      306,427     335,078      363,758     392,439
              ===========================================================================================


         *Benefit shown is subject to limitations fixed by the Secretary of the Treasury pursuant to Section 415 of the Internal Revenue Code of 1986, as amended. The limitation is $120,000 for 1996 or 100% of the employee's average income in his three highest paid years, whichever is less. However, a benefit as high as $136,425 could be accrued prior to 1983 and such higher benefit may be paid to the employee who attained that level prior to 1983.

         The Pension Plan is integrated with social security under an "offset" formula, applicable to all participants. Retirement benefits are based upon a participant's average base salary for the highest 60 consecutive months of the last 120 months of service ("Covered Compensation"), service, and social security benefits. Benefits are normally payable in monthly installments after age 65. The normal form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50% of the monthly amount the participant received. The normal form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain. For purposes of the plan "compensation" is defined as the total cash remuneration reportable on the employee's IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, and incentive and contingent compensation. The Corporation's Pension Restoration Plan is an unfunded plan covering employees in the highest salary grades, including Messrs. Horn, Glass, and Kelley, whose benefits under the Pension Plan have been limited under Tax Code Section 415, as described in the note to the Pension Table, and Tax Code Section 401(a)(17), which limits compensation to $150,000 for purposes of certain benefit calculations. The amount of compensation covered by the plan is computed based on "salary," as reported in the Summary Compensation Table. Under that plan participants receive the difference between the monthly pension payable if tax code limitations did not apply and the actual pension payable. The estimated credited years of service and the compensation covered by the plans for each of the individuals named in the Summary Compensation Table are as follows: Mr. Horn, 33 ($416,546); Mr. Glass, 22 ($234,364); Mr. Kelley, 27 ($229,030); Mr. Lewis, 35 ($185,819); and
Mr. Thomas, 5 ($118,449).

               Employment Contracts and Termination of Employment
                       and Change-in-Control Arrangements

         The Corporation has entered into contracts with each of the named executive officers which may be terminated upon 3 years' prior notice which provide generally for a payment equal to three times annual base salary plus annual target bonus in the event of a termination of the officer's employment by the Corporation other than "for cause" or by the employee for "good reason" (as such terms are defined in the contracts) within 36 months after a "Change-in-Control" or the officer's termination of employment for any reason (other than "cause") during the 30-day period commencing one year after a Change-in-Control. The contracts provide generally for an excise tax gross-up with respect to any taxes incurred under Internal Revenue Code Section 4999 following a Change-in-Control and for 3 years continued welfare benefits. The term "Change-in-Control" is defined to include (1) a merger or other business combination, unless (i) more than 60% (50% for purposes of the 30-day termination period and for benefit plans other than the severance contracts) of the voting power of the corporation resulting from the business combination is represented by voting securities of the Corporation outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20% or more of the resulting corporation, and (iii) at least two-thirds (a majority for purposes of the 30-day termination period and for benefit plans other than the severance contracts) of the members of the board of directors of the resulting corporation were directors of the Corporation at the time of board approval of the business combination, (2) the acquisition by a person or other entity of 20 percent or more of the Corporation's outstanding voting stock, (3) a change in a majority of the Board of Directors, or (4) shareholder approval of a plan of complete liquidation or a sale of substantially all of the assets of the Corporation.

         A Change-in-Control has the following effect on certain benefit plans in which the named executive officers participate: target annual bonuses are prorated through the date of the Change-in-Control and paid. Restricted stock, stock options and accrued benefits under the Corporation's Pension Restoration Plan vest. Excess funding in the pension plan is allocated, according to a formula, to participants and retirees. Deferred compensation under individual deferral agreements which accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of the Corporation's general creditors prior to distribution. The Corporation's Survivor Benefits Plan generally cannot be amended to reduce benefits. Under the Directors and Executives Deferred Compensation Plan a lump sum payout is made to participating employees and certain terminated employees of the present value, using a discount rate of 4.2%, of the participant's scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates, described in the "Compensation of Directors" section below.

                       Compensation Committee Interlocks
                           and Insider Participation

         Messrs. Blattberg, Cantu, Martin, Rose, and Sansom, all of whom are non-employee directors, and J. R. Hyde, III, who was non-employee director prior to his retirement, served as members of the Corporation's Human Resources Committee ("Committee"), which is its compensation committee, during all or a portion of 1996. Mr. Horn, Chairman, President and CEO of the Corporation, is a director of Harrah's Entertainment, Inc ("Harrah's"). Mr. Rose, a Committee member, is Promus' Chairman of the Board and, prior to 1997, was Harrah's Chairman of the Board.

                 Certain Relationships and Related Transactions

         The Corporation's banking subsidiaries have had banking transactions in the ordinary course of business with executive officers and directors of the Corporation and their associates which are reported in a note to the Corporation's financial statements, and they expect to have such transactions in the future. Such transactions, including nominees, which at December 31, 1996, amounted to 10.6 percent of the Corporation's shareholders' equity, have been on substantially the same terms, including interest rates, except for one individual as described below, and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than normal risk of collectibility or presented other unfavorable features. Two loans were made to a person not individually named in the Summary Compensation Table aggregating an amount less than $40,000 under an employee program which provided a below market interest rate at a time prior to that person becoming an executive officer.

             _____________________________________________________

         Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Total Shareholder Return Performance Graph shall not be incorporated by reference into any such filings.

         Board Compensation Committee Report on Executive Compensation

         The Corporation's Bylaws require the Board of Directors or a Board committee to determine executive compensation. The Board has designated the Human Resources Committee ("Committee") to perform this function. The Committee is composed entirely of "nonemployee directors" as defined for securities law purposes, who are also "outside directors" for purposes of
Section 162(m) of the Internal Revenue Code. Acting pursuant to SEC rules, the Committee has set forth below its report on the Corporation's compensation policies applicable to executive officers and the basis for the compensation of the Corporation's Chief Executive Officer ("CEO") during 1996.

         The Corporation's executive compensation programs are designed to align the interests of the executive officers with the performance of the Corporation and interests of the shareholders. Approximately 60 percent of the executive officers' compensation potential which may be received annually is at risk based on corporate performance and total shareholder return (defined below). Compensation programs have been designed to reward executive officers in both cash and stock of the Corporation based on performance that also rewards shareholders. When corporate performance does not meet criteria established by the Committee, incentive compensation is reduced accordingly.
In addition, the executive compensation program has been designed to attract and retain qualified executive officers. Executive compensation consists generally of the following components: base salary, annual incentive bonus, long-term incentive awards, deferral of compensation at above-market rates or through stock option grants, and customary employee and other benefits typically offered to similarly situated executives. Base salary and annual bonus are based on an evaluation of the individual's position and responsibilities based on independent criteria and external market data and personal and corporate performance. The Committee does not assign a specific weight to any of the factors but places greater emphasis on corporate and personal performance in the overall mix. External market data was provided by an independent consulting firm and was based on a new peer group of banking organizations against which the Corporation measures its strategic performance. The new peer group consisted of the American Banker Top 50, which is based on market capitalization. The Committee also reviewed data from fifteen of the high-performing companies in the American Banker Top 50, selected by the consulting firm based generally on one and five-year return on assets, return on equity, earnings per share growth, price and total shareholder return measures, to determine compensation practices of this sub-group. The
Committee previously used a peer group based on asset size ranging from approximately one-half to twice the Corporation's asset size (46 companies in 1995). The new peer group was selected because it consists of diversified financial institutions with multiple lines of business, which more accurately reflects the Corporation's strategic business makeup. The compensation peer group used by the independent consulting firm did not include all of the banking organizations listed in the Total Shareholder Return Performance Graph ("TSR graph") for the 1996 peer group, however, because compensation data on every organization included in the TSR graph was not available. The median asset size of the compensation peer group was $34.7 billion. The median asset size of the high-performing subgroup of the American Banker Top 50 was $20.3 billion. In actual practice the compensation of executive officers approximates the median of the compensation peer group; however, the Corporation does not have a specific policy that mandates how its compensation practices will compare to the peer group. Long-term incentive awards consist of restricted stock awards containing provisions for acceleration of vesting upon achievement of corporate performance criteria and stock options. It is not the practice of the Corporation to "reprice" stock options or to price them at less than fair market value on the date of grant. The Corporation has offered deferred compensation at above-market rates and deferrals through the use of stock options with deferrals since 1995 limited to stock options or a 10-year Treasury rate of interest. Except for the Corporation's stock fund within its 401(k) plan, other benefits provided to the executive officers are not tied to corporate performance.

         All compensation paid to executive officers during 1996 is fully deductible by the Corporation for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), generally disallows a tax deduction to public companies such as the Corporation for compensation exceeding $1 million paid during the tax year to the CEO and the four other highest paid executive officers at year end. Certain performance-based compensation is not subject to the deduction limit. The Corporation has been advised that under Tax Code regulations the salary and TARSAP (defined below) portions of compensation do not meet the performance criteria of Section 162(m). While some portion of compensation may not qualify as wholly-deductible in certain years, any such amount is not expected to be material to the Corporation. The Committee's practice is to consider ways to maximize the deductibility of executive compensation while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

                          (i)  The CEO's Compensation

         Base Salary: The CEO's base salary is established annually by the Committee based on the Corporation's performance, achievement of objectives in his individualized written personal plan, and competitive practices within the industry. The CEO develops his personal plan and submits it to the Committee for review and recommendation. The plan is approved by the Board of Directors and generally contains strategic, quality and financial goals. A salary increase of 8.0 percent for Mr. Horn was approved in March of 1996 based on achievement of 1995 corporate return on equity objectives, Bank return on assets objectives, and personal plan objectives. Although no specific weight is assigned by the Committee to these factors, greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. Base salary is intended to represent approximately 30 percent of the CEO's total compensation potential.

         Annual Bonus: The CEO's annual bonus is based entirely on the Corporation's performance against financial objectives established by the Committee at the beginning of each year. The financial objectives for 1996 were based on return on equity (ROE) and earnings per share
(EPS). The Corporation's degree of success in reaching these targets determines a payout of zero percent to 100 percent of the annual bonus potential. The CEO may be awarded an annual bonus of a maximum of 50 percent of his salary dollars earned during the year. During 1996, corporate performance resulted in a payout of 90% of the maximum.

         Long-term Awards: The CEO's long-term incentive plan consists of a restricted stock program and stock options.

         The restricted stock program was amended in 1990 to add performance criteria as a condition to early vesting of future awards to executive officers. The objective of this time accelerated restricted stock award plan ("TARSAP") feature was to associate more closely the long-term compensation of executive officers with shareholder interests. Under the TARSAP feature restricted stock is granted with accelerated vesting if performance criteria established by the Committee are met with respect to specified performance periods. Performance periods are for three years and overlap; e.g. 1994-96, 1995-1997, 1996-1998. Performance criteria since inception have been based, for all participants, including the CEO, on total shareholder return (appreciation in the market value of the Corporation's common stock with dividends reinvested-"TSR") targets established at the beginning of each performance period. Targets are based on the Corporation's percentile ranking in a peer group (the "100-bank peer group") of approximately the 100 largest banking organizations by asset size traded on U.S. exchanges, including the Nasdaq Stock Market's National Market System, with the condition that TSR must be a positive number. The 100-bank peer group is different from the peer group used to compare shareholder returns. The 100-bank peer group was originally selected in 1990, prior to the adoption of SEC rules requiring disclosure of a shareholder return performance graph, because the Committee believed that it was an appropriate index with which to associate more closely long-term compensation of executives with shareholder interests. The restricted stock program which contains the 100-bank peer group has produced the desired results, and thus, the Committee has continued to use it for the restricted stock program. In January of 1997, the Committee approved vesting the TARSAP shares for the 1994-1996 performance period. The Committee's decision was based on a TSR for the period January 1, 1994 through December 31, 1996 of
115.8 percent, which exceeded the target and ranked the Corporation at the 73rd percentile of the peer group. The restrictions on these shares which were originally scheduled to vest on April 21, 1997, were accelerated to February 28, 1997, to coincide with the anticipated payment date for executive officer annual bonuses. At a meeting in January of 1996, the Committee approved a TARSAP grant for the 1996-1998, 1997-1999, and 1998-2000 performance periods. In addition to the TSR targets, the Committee adopted alternative criteria for the accelerated vesting of TARSAP awards made in 1996 and future years based upon the Corporation's operating EPS growth rate and its percentile ranking within the 100 bank peer group, based on operating EPS growth and ROE.

         In addition to performance-based restricted stock awards, the Committee generally awards stock options to executive officers, including the CEO, as a part of a broader option program under which awards are also made to other officers, senior and junior-level managers and professional employees, the amount of which is a function of salary and stock price. At a meeting in April of 1996, the Committee changed its formula for awards to provide for an annual stock option grant to the CEO.

The CEO's option award (which is the first grant disclosed in the "Option/SAR Grants in Last Fiscal Year Table") was based on an estimated value of the option which in combination with the restricted stock award provides the basis for a competitive long-term incentive package. Because the value of the option to the CEO is a function of the price growth of the Corporation's common stock, the amount realized by the CEO is tied directly to increases in shareholder value. In addition, the option grant contained a performance-based, accelerated vesting feature, which is described in part (ii) of this report.

         Other Benefits: The CEO's compensation reported in the Summary Compensation Table also includes accrual of above-market rates of interest on compensation deferred prior to 1996 and the cost of insurance to fund a supplemental retirement plan and life insurance benefit, which are not directly based on corporate performance. Above-market rates are accrued for deferred compensation of the CEO and other named executive officers to retain key officers. Generally, the plan under which this benefit is offered requires that the amount deferred be automatically recalculated at market rates if termination occurs prior to retirement.

                   (ii)  Other Executive Officer Compensation

         Base Salary: Base salary for executive officers other than the CEO is recommended by the CEO and approved by the Committee. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year and competitiveness in the market place. Corporate performance objectives for 1995, which were achieved, were the same for executive officers as the CEO-corporate return on equity and Bank return on assets objectives. It is the Corporation's policy to maintain a competitive salary commensurate with the duties and responsibilities of the executive officers. Salary is intended to represent approximately 40 percent of an executive officer's potential annual compensation.

         Annual Bonus: Executive officers' annual bonus is based on achievement of corporate financial objectives and performance against personal objectives for the year, which are recorded in individualized written personal plans. Individual objectives must include financial, quality and strategic goals. The degree of completion of goals determines the award. Financial objectives for 1996 were based on ROE and EPS. Although Mr. Horn has an individualized personal plan, his annual bonus is based entirely on corporate financial performance as described above for the CEO, and the Chief Credit Officer's annual bonus is based solely on his individualized personal plan. The maximum annual bonus of executive officers is between 40 percent and 50 percent of salary dollars during the year, based on salary grade.

         Long-term Awards: The executive officers named in the Summary Compensation Table and all but one of the other executive officers participate in the TARSAP program described above with respect to the CEO. The performance criteria are identical. The number of shares awarded for a three-year performance period is generally 50 percent of the participant's salary grade mid-point, based on market value of the shares at the time of the award. No federal income tax gross-up is provided to executive officers at the vesting of restricted stock.

         In addition to performance-based restricted stock awards, the Committee generally awards stock options on the Corporation's common stock to executive officers as a part of the option program discussed in part (i) of this report. Previously, options were awarded biennially in an amount generally equal to 50% of the salary grade midpoint divided by the market value of one share of stock. In April of 1996, the Committee changed its formula for awards to provide for annual stock option grants. The number of shares awarded to executive officers was equal to a percentage of salary (ranging from 100% to 200% depending on salary grade, with 200% used for the CEO) divided by the market value of one share of Corporation common stock at the time of grant.
The exercise price is the market value at the time of grant. Options are awarded based on personal performance and to encourage future performance as well as for retention purposes (with a ten-year term and vesting at 50% after four years and 100% after five years). The April 1996, grants also contained a provision for accelerated vesting if the closing market price per share equals at least $42.31 for five consecutive days in the three years following the grant or at the end of the three year period. Options are not granted based on prior performance of the Corporation.

         Other Benefits: The Corporation has adopted certain broad-based employee benefit plans in which executive officers participate and certain other retirement, life and health insurance plans and provides customary personal benefits. Except for the Corporation's stock fund within its 401(k) plan, the benefits under these plans are not tied to corporate performance. The executive officers named in the Summary Compensation Table participate in the other benefits described above with respect to the CEO.

                                        Human Resources Committee

                                        R. Brad Martin, Chairman
                                        Carlos H. Cantu
                                        Michael D. Rose
                                        William B. Sansom

               _________________________________________________


         The following graph compares the yearly percentage change in the Corporation's cumulative total shareholder return with returns based on the Standard and Poor's 500 index and a peer group index, which is described in a footnote to the graph. It should be noted that the "total shareholder return" reflected in the graph is not comparable to the "total shareholder return" described in the Compensation Committee Report because the former has a different measurement period and it has been adjusted and weighted for the market capitalization of the companies in the peer group, as required by SEC regulations. In 1996 the Corporation determined to change its peer group to the American Banker Top 50 banking organizations as measured by market capitalization because the diversified financial institutions with multiple lines of business included in the American Banker Top 50 more accurately reflects the Corporation's strategic business makeup.

                   Total Shareholder Return Performance Graph




                                   [GRAPH]




===============================================================================
                       1991       1992       1993      1994      1995     1996
-------------------------------------------------------------------------------
First Tennessee        $100       $138       $150      $165      $254     $326
S&P 500                 100        108        118       120       165      203
1996 Peer Group         100        130        139       132       204      288
1995 Peer Group         100        137        142       135       204      268
===============================================================================


         The graph assumes $100 is invested on December 31, 1991, and dividends are reinvested. Returns are market-capitalization weighted. The 1996 peer group is composed of the banking organizations described in the paragraph preceding this table, and the organizations are listed below. The 1995 peer group is composed of banking organizations whose average assets ranged from $5 to $20 billion during the most recent fiscal year, with the following exceptions: banks whose operations are principally outside the United States or are primarily credit card or who are substantially foreign-owned are excluded from the peer group, and State Street is included although its assets exceeded $20 billion, and the organizations are listed below.

         The 1996 peer group consists of the following: AmSouth Bancorporation, Banc One Corporation, Bancorp Hawaii, Inc., BankAmerica Corporation, BankBoston Corporation, Bankers Trust New York Corporation, Bank of New York, Barnett Banks, Inc., Boatmen's Bancshares, Inc., The Chase Manhattan Corporation, Citicorp, Comerica Incorporated, CoreStates Financial Corp, Crestar Financial Corporation, Fifth Third Bancorp, Firstar Corporation, First Bank System, Inc., First Chicago NBD Corporation, First Empire State Corporation, First of America Bank Corporation, First Security Corporation, First Union Corporation, Fleet Financial Group, Huntington Bancshares Incorporation, J.P. Morgan & Co., KeyCorp, Marshall & Ilsley Corporation, Mellon Bank Corporation, Mercantile Bancorporation, Inc., National City Corporation, NationsBank Corporation, Northern Trust Corporation, Norwest Corporation, Old Kent Financial Corporation, PNC Bank Corp, Regions Financial Corporation, Republic National Bank of New York, Signet Banking Corporation, SouthTrust Corporation, Southern National Corporation, Star Banc Corporation, State Street Boston Corporation, Summit Bancorp, SunTrust Banks, Inc., Synovus Financial, U.S. Bancorp, Wachovia Corporation and Wells Fargo Bank, N.A..

         The 1995 peer group consists of the following: AmSouth Bancorporation, Bancorp Hawaii, Inc., CCB Financial Corp., Central Fidelity Banks, Inc., Centura Banks, Commerce Bancshares, Inc., Compass Bancshares Inc., Crestar Financial

Corp., Dauphin Deposit Corp., Deposit Guaranty Corp, First American Corp. - Tennessee, First Citizens Bancshares, Inc., First Commerce Corp., First Commercial Corp, First Empire State Corp., First Hawaiian, Inc., First Security Corp - Utah, First Virginia Banks, Inc., Firstar Corp., FirstMerit Bancorp, Hibernia Corp., Keystone Financial, Magna Group Inc., Marshall & Ilsley, Corp., Mercantile Bancorporation, Mercantile Bankshares Corp., Old Kent Financial Corp., Old National Bancorp, OnBancorp, Provident Bancorp, Regions Financial Corp., Signet Banking Corp., Star Banc Corp., State Street Boston Corp, Synovus Financial Corp., Trustmark Corp, UMB Financial Corp, Union Planters Corp., Wilmington Trust Corp and Zions Bancorp.

                           Compensation of Directors

         During 1996, each nonemployee director was paid a retainer quarterly at an annual rate of $20,000, plus a fee of $1,000 for each Board and each committee meeting attended. The chairmen of the Audit and Human Resources Committees were paid monthly an additional retainer at an annual rate of $2,400 each. The Corporation's practice is to hold Board and committee meetings jointly with the Bank's Board and committees. The Corporation's directors are also directors of the Bank. Directors are not separately compensated for Bank Board or committee meetings except for those infrequent meetings that do not occur jointly. Directors who are officers of the Corporation are not separately compensated for their services as directors. Under the terms of the Corporation's 1992 Restricted Stock Incentive Plan, which was approved by the shareholders, all nonemployee directors received an automatic, nondiscretionary award of 3,000 shares (adjusted for stock splits) of restricted stock on May 1, 1992, and all new nonemployee directors will receive such award upon election to the Board. Restrictions lapse at the rate of 10 percent annually. Such shares are forfeited if the director terminates for any reason other than death, disability, retirement, or the acquisition by a person of 20 percent of the voting power of the Corporation. Upon termination for any of the four listed reasons, all shares vest. Directors may elect to defer their retainers and fees. Under the Non-Employee Directors' Deferred Compensation Stock Option Plan, all non-employee directors have elected, and new non-employee directors are permitted to elect, to receive stock options in lieu of fees through 1999. The exercise price per share is 85% of fair market value of one share of Corporation common stock on the date of grant, and the number of shares subject to option granted equals the amount of fees deferred divided by 15% of the fair market value of one share on the date of grant. Under the Directors and Executives Deferred Compensation Plan, not offered with respect to compensation earned since 1995, under which up to six annual deferrals may be elected, amounts deferred accrue interest at rates ranging from 17-22% annually, based on age at the time of deferral, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates prior to a change-in-control for a reason other than death, disability or retirement. Interim distributions in an amount between 85% and 100% of the amount originally deferred are made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant's account and accrued interest generally paid monthly over the 15 years following retirement at age 65. Certain restrictions and limitations apply on payments and distributions. Under other deferral agreements, nonemployee directors have deferred and may defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations.

            Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Corporation's directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of Corporation common stock and to furnish the Corporation with copies of all forms filed.

         To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to its officers and directors were complied with except that Mr. Rose filed one report covering one transaction late. The transaction did not result in a change in the number of shares beneficially owned, and it was not subject to short-swing profit liability under Section 16(b).

ITEM NO. 2 - APPROVAL OF AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN.

         In 1974 the shareholders of the Corporation approved the Management Incentive Plan to promote the interests of the shareholders of the Corporation by providing an incentive to key officers and employees of the Corporation and its subsidiaries who contribute most to the Corporation's growth and profitability. At its meeting on January 21, 1997, the Board of Directors determined that certain amendments to the plan would better accomplish the stated purposes of the plan, and the Board amended and restated the Management Incentive Plan accordingly (as so amended, the "Plan"), subject to approval by the shareholders at the annual meeting. In addition, because the Board intends that incentive awards under the Plan qualify as tax-deductible "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Plan is being submitted for shareholder approval. Section 162(m) of the Tax Code is explained above in the Board Compensation Committee Report. The following description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit A hereto.

         Subject to approval by the shareholders at the annual meeting, the Plan will be effective as of January 1, 1997. The Plan will be administered by the Human Resources Committee of the Board, which is composed entirely of "non-employee directors" as defined for securities law purposes, who are also "outside directors" as defined for purposes of the Tax Code. The Committee will have the authority to interpret the Plan and determine who is eligible to receive awards, the terms of the awards, the Corporate Financial Criteria and Performance Goals (as those terms are defined below) that apply to awards, and the extent to which the Corporation and the participants have achieved the goals applicable to them.

         Key officers and employees of the Corporation or any of its subsidiaries are eligible for participation in the Plan. The Committee, in its discretion, selects the actual participants from the key officers and employees who, in the Committee's judgment, have an identifiable impact upon the growth and profitability of the Corporation. Ten individuals were selected for participation in the Plan (as it existed prior to amendment and restatement) for calendar year 1996, and ten individuals have been selected for participation in the Plan for calendar year 1997, including nine of the Corporation's ten executive officers and all of the individuals named in the Summary Compensation Table.

         Awards will be paid to the participants in cash and/or common stock of the Corporation in such proportion as the Committee establishes. Common stock awarded under the Plan, however, may not exceed, in the aggregate, 150,000 shares, subject to adjustment to prevent dilution in the event of certain changes in capitalization. Such common stock, if awarded, will be provided from shares purchased in the open market or privately or by the issuance of authorized but unissued shares and will be issued at 100% of fair market value as of the date of approval of the award.

         For each Plan year the Committee will designate corporate financial criteria for use in determining awards. The corporate financial criteria will consist of the following financial measures: book value, earnings per share, market capitalization, net income, price-earnings ratio, return on assets, return on equity, and return on revenue (the "Corporate Financial Criteria"). Then, for each of the Corporate Financial Criteria selected by the Committee, the Committee will establish specific, objective performance goals (the "Performance Goals") against which actual performance is to be measured. For the Chairman, Chief Executive Officer and President, an award will be calculated by multiplying (i) the participant's salary for the Plan year times
(ii) a percentage specified by the Committee times (iii) the percentage achievement by the Corporation of the Performance Goals. For all other participants, if the Committee so specifies, the calculation of the award will involve multiplying the amount described in the prior sentence by the percentage achievement by the participant of the participant's personal plan goals. The Committee retains the power to reduce or eliminate awards under the Plan and to determine whether an award will be paid under one or more of the Corporate Financial Criteria, but the Committee has no power to increase an award that has been calculated pursuant to the provisions of the Plan. If any participant would be subject to Section 162(m) tax code limitations, for purposes of calculating an award under the Plan, salary will be limited to the annual rate of salary at the time the Performance Goals are established. Also, the maximum award that may be made to any participant under the Plan for any Plan year may not exceed $1.5 million.

         In the event of a Change in Change, as that term is defined in the "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" section of this proxy statement, a participant will be paid in cash a pro rata percentage of the participant's target bonus under the Plan for the Plan year.

         The Board of Directors retains the power to terminate, suspend or modify the Plan at any time in whole or in part.

         Under the Corporation's Management Incentive Plan (the Plan prior to its amendment and restatement) a different method for computing bonus amounts was provided. Under that plan after the Corporation achieved annual net earnings equal to 10% of shareholders' equity as defined in that plan, an amount equal to 8% of net earnings in excess thereof was set aside, provided a dividend was declared on common stock for that plan year. Of the amount so provided, the Committee determined the portion available for the reserve for incentive compensation and directed that the balance, if any, be returned to net earnings with any unused reserve carried forward for use in future years. Plan regulations then provided for awards to be made from the reserve, generally based on achievement of Performance Goals established for Corporate Financial Criteria and personal plan goals. Also, under that plan, the Board, not the Committee, adopted plan regulations, and there was no limitation on the amount of an individual award or on the aggregate number of shares of common stock which could be awarded, but the proportion of an award made to an individual participant in common stock could not exceed 25% of the participant's award. Also, under that plan, in the event of a Change-in-Control, neither the plan nor the plan regulations could be amended in a manner that would result in a decrease in an award.

         It is not possible to determine the awards that will be received under the Plan for 1997. The awards that would have been received under the Plan for 1996 for the persons named in the Summary Compensation Table are equal to the amounts actually disclosed in column (d) for 1996 in the Summary Compensation Table. The amounts that would have been received for 1996 by all executive officers of the Corporation as a group and by all employees as a group (excluding executive officers) would have been $891,150 and $64,696, respectively. Non-employee directors cannot participant in the Plan.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDER'S VOTE FOR ITEM NO. 2. A vote for Item No. 2 will be deemed to include for purposes of Section 162(m) of the Tax Code approval by the shareholder of the material terms of the performance goals under which compensation is to be paid under the Plan, including the employees eligible for participation, the Corporate Financial Criteria, the Performance Goals, the formula used to calculate the amount of the awards and the maximum award that can be paid to a participant under the Plan for a Plan year.

ITEM NO. 3 - RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed, subject to ratification by the shareholders at the annual meeting, the firm of Arthur Andersen LLP, independent accountants, to be the Corporation's auditors for the year 1997. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

         The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         A copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the Securities and Exchange Commission, is available free of charge to each shareholder of record upon written request to the Treasurer, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders' meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

         The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to the Corporation of its cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE
BOARD OF DIRECTORS

/s/ Lenore S. Creson
--------------------
Secretary
March 12, 1997

                                                                       EXHIBIT A

                      FIRST TENNESSEE NATIONAL CORPORATION
                           MANAGEMENT INCENTIVE PLAN
                    (AMENDED AND RESTATED JANUARY 21, 1997)
________________________________________________________________________________

         1. PURPOSE. The purpose of the First Tennessee National Corporation Management Incentive Plan (the "Plan") is to promote the interests of the shareholders of First Tennessee National Corporation (the "Company") by providing an incentive to key officers and employees of the Company and subsidiaries of the Company who can contribute most to the short-term and long-term growth and profitability of the Company. It is intended that incentive awards paid under the Plan fall within the "performance-based compensation" exception contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code").

         2. EFFECTIVE DATE OF PLAN. The Plan was originally effective January 1, 1974. The Plan, as amended and restated, shall be effective as of January 1, 1997, upon approval of the Plan by the shareholders of the Company.

         3. PLAN ADMINISTRATION. The Plan shall be administered by a committee ("Committee") whose members shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors of the Company. In addition, all members shall be directors and shall meet the definitional requirements for both "non-employee director" (with any exceptions therein permitted) contained in the then current Securities and Exchange Commission Rule 16b-3 or any successor provision and "outside director" as defined for purposes of Section 162(m) of the Tax Code or any successor provision. The Committee shall adopt such rules of procedure as it may deem proper. The powers of the Committee shall include plenary authority to interpret the Plan, and subject to the provisions hereof, to determine the persons who are eligible to receive awards under the Plan, the terms of any awards, the Corporate Financial Criteria, Performance Goals, and other criteria applicable to such awards, and the extent to which the Company and the Participants in the Plan have achieved the performance goals. The Committee shall have the power, in its sole and complete discretion, to reduce the amount of or eliminate any award under the Plan, but the Committee shall have no power to increase any award that has been calculated pursuant to the provisions of this Plan.

         4. ELIGIBILITY. All key officers and employees of the Company or any of its subsidiaries are eligible for participation in the Plan. Actual participation in the Plan for the Plan Year will be limited to and awards may be granted under the Plan to those key officers and employees of the Company or any subsidiary of the Company who, in the judgment of the Committee, have an identifiable impact upon the growth and profitability of the Company who are selected for participation in the Plan for the Plan Year by the Committee. Determination by the Committee of the key officers and employees who will participate in the Plan for the Plan Year shall be conclusive.

         5. AWARDS. Prior to or within 90 days after the commencement of each calendar year (the "Plan Year"), the Committee shall designate the following:

                 1. The key officers and employees, if any, who will participate (the "Participants") in the Plan for the Plan Year.

                 2. The Corporate Financial Criteria, as defined herein, which will apply to awards for the Plan Year and the weighting of the Corporate Financial Criteria.

                 3. The Performance Goals, as defined herein, to be met by the Company for Participants to earn awards for the Plan Year and a payout matrix or grid or formula for such Corporate Financial Criteria and Performance Goals.

         After the period of time specified in the prior sentence, the Committee may designate additional officers and employees who will participate in the Plan for the Plan Year (also "Participants" for purposes hereof); provided, however, that any award earned by such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the Plan.

         Awards under the Plan shall be paid to the Participants as provided for herein in cash and common stock of the Company in such proportion as may be established by the Committee from time to time. A maximum of 150,000 shares of the Company's common stock, $1.25 par value (the "common stock"), in the aggregate may be issued to Participants as awards under the Plan. If common stock is used in payment of awards, it will be provided from shares purchased in the open market or privately or by the issuance of previously authorized but unissued shares and shall be issued at 100% of fair market value as of the date the award is approved by the Committee. "Fair Market Value" for purposes of the Plan shall be the mean between the high and low sales prices at which shares of the Company were sold on the valuation day as quoted by the Nasdaq Stock Market or, if there were no sales on that day, then on the last day prior to the valuation day during which there were sales. In the event that this method of valuation is not practicable, then the Committee, in its discretion, shall establish the method by which fair market value shall be determined.

         A Participant who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year that have not been deferred is thereby ineligible for an award under the Plan; provided, however, the Committee may, in its sole and complete discretion, determine to pay an award in the event termination was the result of death, disability, retirement, or a reduction in work force.

         6.  CORPORATE FINANCIAL CRITERIA.   For each Plan Year, the Committee
shall designate one or more of the corporate financial criteria (the "Corporate Financial Criteria") set forth in this Section 6 for use in determining an award for a Participant for such Plan Year. Corporate financial criteria designated for any Participant for a Plan Year may be different from those designated for other Participants in the same year. The Committee may specify Corporate Financial Criteria in relation to consolidated Company performance or in relation to performance of identifiable segments, business lines, departments, or subsidiaries of the Company. Corporate Financial Criteria shall consist of the following financial measures: book value, earnings per share, market capitalization, net income, price-earnings ratio, return on assets, return on equity, and return on revenue; provided, however, that the Committee retains the discretion to determine whether an award will be paid under any one or more of such Corporate Financial Criteria.

         7. PERFORMANCE GOALS. For each Plan Year, the Committee shall establish specific, objective performance goals (the "Performance Goals"), for each of the Corporate Financial Criteria designated by the Committee for the Plan Year against which actual performance is to be measured to determine the amount of awards. Performance Goals established by the Committee may be described by means of a grid or matrix, providing for goals resulting in the payment of awards in such percentages as the Committee may designate of the target award payable to the Participant pursuant to the provisions of this Plan. A Performance Goal may be expressed in any form the Committee determines, including, but not limited to, the following: percentage growth, absolute growth, cumulative growth, performance versus an index, performance versus a peer group, a designated absolute amount, and a per share amount.

         8.  DETERMINATION AND PAYMENT OF AWARDS.

                 8.1 As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the award earned by each Participant, based on application of the criteria specified in this Section 8 and the recommendation of the Chief Executive Officer of the Company. Payment will be made promptly after determination of the awards by the Committee unless payment of an award has been deferred pursuant to Section 11.6 hereof. Such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement.

                 8.2 For any Participant holding the office of Chairman of the Board, Chief Executive Officer or President of the Company, the award will be the amount obtained by multiplying the following amounts: (1) Salary dollars earned by the Participant with respect to the Plan Year, (2) a specified percentage (expressed as a decimal) determined by the Committee to apply to the Participant for the Plan Year, and (3) the percentage achievement (expressed as a decimal) by the Company of the Performance Goals for the Corporate Financial Criteria designated by the Committee for the Plan Year.

                 8.3 For any Participant who is not covered by Section 8.2, the award will be the amount obtained by multiplying the following amounts: (1) Salary dollars earned by the Participant with respect to the Plan Year, (2) a specified percentage (expressed as a decimal) determined by the Committee to apply to the Participant for the Plan Year, (3) the percentage achievement (expressed as a decimal) by the Company of the Performance Goals for the Corporate Financial Criteria designated by the Committee for the Plan Year, and
(4) if the Committee determines to apply the following percentage to the Participant for the Plan Year, the Participant's percentage achievement (expressed as a decimal) of his/her personal plan goals (as recommended by the Chief Executive Officer of the Company and approved by the Committee).

                 8.4 Notwithstanding anything herein to the contrary, the maximum dollar amount that may be awarded for any Plan Year to any Participant may not exceed $1.5 million.

                 8.5 Notwithstanding anything herein to the contrary, for each Participant who is the Chief Executive Officer of the Company or other officer whose salary is subject to the provisions of Section 162(m) of the Tax Code, in calculating any award under the Plan "salary" shall be limited to salary at the annual rate established or in effect for the Participant at the time the Committee establishes Performance Goals for the Plan Year and for each Participant specified by a bank regulatory authority of the Company or any of its subsidiaries, that Participant's award shall be calculated as required by such bank regulatory authority, subject to the maximum dollar limitation imposed by Section 8.4 hereof.

         9. TERMINATION SUSPENSION OR MODIFICATION OF THE PLAN. The Board of Directors may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, except that the Board of Directors shall not amend the Plan in violation of the law. The Committee is expressly permitted to make any amendment to the Plan, which is not in violation of law, that is required to conform the Plan to the requirements of Section 162(m).

         10.  CHANGE IN CONTROL.

                 10.1 For purposes of this Plan, a "Change in Control" means the occurrence of any one of the following events:

                 (i) individuals who, on January 21, 1997, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths ( 3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                 (ii) any "Person" (as defined under Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in
Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company Voting Securities; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non- Qualifying Transaction (as defined in paragraph (iii));

                 (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares in which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B), and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                 (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

                 Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. For purposes of this
Section 10.1, "Company Voting Securities" means the Company's then outstanding securities eligible to vote for the election of the Board, and "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or interests.

                 10.2 If a Change in Control occurs, an award under the Plan shall be paid at the time the specified below to each Participant without regard to any contrary provisions of the Plan, computed as follows: the award to be paid will be in the form of a lump sum cash amount equal to the portion of the Participant's target award for the Plan Year in which a Change in Control occurs in an amount equal to the product of (i) the Participant's target bonus under the Plan for such Plan Year, and (ii) a fraction, the numerator of which is the number of days in the Plan Year in which a Change in Control occurs through the date of the Change in Control, and the denominator of which is three hundred sixty-five (365). Payment of an award under this
Section 10.2 of the Plan shall be made immediately upon the occurrence of an event described in Section 10.1(i), 10.1 (ii) or 10.1 (iv) and, in the event an agreement to effectuate a Change in Control pursuant to a Business Combination has been executed, shall be made three business days prior to the date the Chief Executive Officer of the Company believes in good faith to be the effective date of the merger or other transaction described in Section 10.1
(iii) hereof.  Any payments made as a result of the operation of this Section
10.2 of the Plan shall reduce dollar for dollar any other payments otherwise due under the Plan.

         11.  MISCELLANEOUS.

                 11.1 NO ASSIGNMENTS. No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of Participant prior to actually being received by Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to such award shall be void.

                 11.2 NO RIGHT OF EMPLOYMENT. Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

                 11.3 TAX WITHHOLDING. The Company shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan, and the Company may defer making payment or delivery of any benefits under the Plan if any tax is payable until indemnified to its satisfaction.

                 11.4 GOVERNING LAW. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Tennessee.

                 11.5 OTHER PLANS. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Company or any subsidiary of the Company to establish any other compensation plan or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a subsidiary of the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

                 11.6 DEFERRALS OF AWARDS. A Participant may elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

                 11.7 SECTION 162(M). It is the intention of the Company that all payments made under the Plan shall fall within the "performance-based compensation" exception contained in Section 162(m) of the Tax Code. Thus, unless the Board of Directors expressly determines otherwise and, except for
Section 10.2 of the Plan, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the "performance-based compensation" exception contained in Section 162(m).

                 11.8 ADJUSTMENT FOR CHANGES IN CAPITALIZATION. Any increase in the number of outstanding shares of common stock of the Company occurring through stock splits or stock dividends after the adoption of the Plan shall be reflected proportionately: (i) in an increase in the aggregate number of shares then available for awards under the Plan and (ii) in the number available for award to any one person. Any fractional shares resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board of Directors shall make such adjustments in the number and class of shares for which awards may thereafter be granted as the Board in its discretion may consider appropriate, and all such adjustments shall be conclusive.

                                                                      APPENDIX


                                    [FRONT]

         [LOGO]  FIRST
                 TENNESSEE


                      FIRST TENNESSEE NATIONAL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints James L. Boren, Jr., Lewis R. Donelson, and George P. Lewis, or any one or more of them with full power of substitution, as Proxy or Proxies, to represent and vote all shares of stock standing in my name on the books of the Corporation at the close of business on February 21, 1997, which I would be entitled to vote if personally present at the Annual Meeting of Shareholders of First Tennessee National Corporation to be held in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, April 15, 1997, at 10 a.m. or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The Proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The Board of Directors, at the time of preparation of the Proxy Statement, knows of no business to come before the meeting other than that referred to in the Proxy Statement.

         THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR THE PROPOSALS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.


            (Continued, and to be signed and dated on reverse side)

                                                [BACK]

The First Tennessee National Corporation             [LOGO]  FIRST
Annual Meeting                                               TENNESSEE
First Tennessee Building                                        HERE FOR YOU.(R)
M-Level Auditorium
165 Madison Avenue
Memphis, Tennessee  38103
April 15, 1997
10:00 a.m. Central Daylight Time

                               Please detach here

                          (Continued from other side)

[x]  Please mark votes as in this example.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL ITEMS.

1. Election of four Class I directors to serve until the 2000 Annual Meeting of Shareholders and two Class II directors to serve until the 1998 Annual Meeting of Shareholders.

         Nominees:        Class I:  R. Brad Martin, Joseph Orgill, III, Vicki
                          G. Roman and William B. Sansom

                          Class II: J. Kenneth Glass and John C. Kelley, Jr.

                          [ ]  FOR                        [ ] WITHHELD
                               all nominees                   from all nominees

 FOR, except vote withheld from the following nominee(s):

 [ ]
    ----------------------------------------------------------------------------

2.       Approval of Amended and Restated Management Incentive Plan.

                          FOR              AGAINST                 ABSTAIN

                          [ ]                [ ]                      [ ]

3.       Ratification of appointment of Arthur Andersen LLP as auditors.

                          FOR               AGAINST                ABSTAIN

                          [ ]                [ ]                      [ ]

         Mark here for address change and note at left                [ ]

         The undersigned hereby acknowledges receipt of notice of said meeting and the related proxy statement.



                                             -------------------------------
                                             (Signature)              (Date)


                                             -------------------------------
                                             (Signature)              (Date)

Shareholder sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.